UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

HCC Insurance Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040

To Stockholders of HCC Insurance Holdings, Inc.:

We are providing additional information to supplement the Proxy Statement that was mailed to you on April 13, 2009, in connection with the 2009 Annual Meeting of Shareholders of HCC Insurance Holdings, Inc. to be held on May 21, 2009.

Following the mailing of the Proxy Statement, we announced on May 6, 2009, that Frank J. Bramanti has retired from his position as our Chief Executive Officer. However, Mr. Bramanti remains a director, and has agreed to continue to stand for reelection at our 2009 Annual Meeting of Shareholders.

In addition, we announced that John N. Molbeck, Jr. has succeeded Mr. Bramanti as our Chief Executive Officer and remains our President.

Finally, we announced that William T. “Tobin” Whamond, will succeed Edward H. Ellis, Jr. as our Chief Financial Officer. Mr. Whamond will join HCC as Executive Vice President effective May 1 and, following a brief transition period, will become CFO after the 2009 Annual Meeting of Shareholders, and by mid-August. Mr. Ellis will remain with the Company to assist with this transition.

In connection with Mr. Bramanti’s resignation, he executed a separation agreement with the Company in which the Company has agreed to provide a cash payment in the amount of $1,000,000 and a final monthly contribution of deferred compensation on May 31, 2009. In addition, subject to approval of our Compensation Committee at its next regularly scheduled meeting, options held by Mr. Bramanti that are vested on the effective date of his resignation shall remain exercisable for their term. Also, in connection with Mr. Molbeck’s appointment as Chief Executive Officer, he executed an employment agreement with the Company under which he will receive an annual base salary of $1,950,000, including deferred compensation, and he is eligible to receive an annual cash and/or stock bonus payment determined in accordance with the Company’s 2008 Flexible Incentive Plan, if Mr. Molbeck is a participant in such plan, or if Mr. Molbeck is not a participant, as determined by the Board.

There are no changes to the proxy card you previously received. No action is required if have already delivered a proxy or voted and do not wish to change your proxy instructions or vote. If you wish to change your vote, please follow the instructions on the enclosed proxy card.

We look forward to your attendance in person or by proxy at our May 21, 2009 Annual Meeting.

By order of the Board of Directors,

James L. Simmons
Vice President and Secretary